Exhibit 99.1
Farmer Bros. Co. Reports Fourth Quarter and Fiscal 2016 Financial Results

Fort Worth, Texas.--(GLOBE NEWSWIRE)—September 12, 2016—Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for its fourth quarter and fiscal year ended June 30, 2016.
Fourth Quarter Fiscal 2016 Highlights:

•	Net sales increased $1.6 million to $134.2 million in the fourth quarter of fiscal 2016, as compared to the prior year period;

•	Gross profit increased 6.6% to $52.4 million in the fourth quarter of fiscal 2016, as compared to the prior year period;

•
Net income was $84.2 million in the fourth quarter of fiscal 2016, primarily due to non-cash income tax benefit of $80.3 million from the release of valuation allowance on deferred tax assets, $2.7 million in restructuring and other transition expenses associated with the Company’s corporate relocation plan and $2.8 million in net gains from sales of assets including spice assets, as compared to net losses of $2.2 million, including $5.9 million in restructuring and other transition expenses associated with the Company's corporate relocation plan in the prior year period. Net income per diluted common share was $5.05 in the fourth quarter of fiscal 2016, as compared to a net loss of $0.13 per common share in the prior year period;

•
Non-GAAP net income, excluding $80.3 million in reversal of deferred tax asset valuation allowance, $2.7 million in restructuring and other transition expenses and $2.8 million in net gains from sales of assets including spice assets, was $3.8 million, and Non-GAAP net income per diluted common share was $0.23 in the fourth quarter of fiscal 2016, as compared to Non-GAAP net income of $3.7 million and Non-GAAP net income per diluted common share of $0.23 in the prior year period; and

•
Adjusted EBITDA was $9.8 million, and Adjusted EBITDA Margin was 7.3% in the fourth quarter of fiscal 2016, as compared to Adjusted EBITDA of $11.1 million, and Adjusted EBITDA Margin of 8.3% in the prior year period.

(The foregoing non-GAAP financial measures are reconciled to their corresponding GAAP measures at the end of this press release).
President and CEO, Michael Keown said, "We have made substantial progress in the Company's turnaround over the last 12 months, which is reflected in our volume growth, gross margin expansion and improved earnings for the full fiscal year. Our team continues to focus on our key initiatives including expanding our national account base, improving our DSD model and driving more efficient production to strengthen the Company's market position. We have been successful in winning significant new customers and establishing new corporate partnerships in the past year. At the same time, we have already achieved more than half of the expected $18 million to $20 million in annualized cost savings from our corporate relocation. We believe that continued execution of our strategy will create additional value for all of our stockholders.”
Mr. Keown continued, “As we separately announced today, we have signed an agreement to acquire the premium tea business, China Mist Brands, Inc. from the founders Dan Schweiker and John Martinson. Adding the China Mist brand to our business will strengthen our tea offerings, expand into the premium tea segment, add new incremental customers, while also expanding our important distributor relationships."
Fourth Quarter Fiscal 2016 Results:
Net sales in the fourth quarter of fiscal 2016 increased $1.6 million, or 1.2%, to $134.2 million, from $132.6 million in the fourth quarter of fiscal 2015. Net sales from roast and ground coffee were flat as compared to the prior year period. Volume of green coffee processed and sold increased 10.5% in the fourth quarter of fiscal 2016, as compared to the prior year period, while net sales of roast and ground coffee remained flat, driven primarily by price decreases to customers utilizing commodity-based pricing arrangements. Net sales of spice products and tea and culinary products increased in the fourth quarter of fiscal 2016 as compared to the prior year period, partially offset by a decrease in net sales of other beverages.
Gross profit in the fourth quarter of fiscal 2016 increased $3.2 million, or 6.6%, to $52.4 million from $49.2 million recorded in the prior year period. Gross profit as a percentage of net sales increased 200 basis points to 39.1% in the fourth quarter of fiscal 2016, from 37.1% in the prior year period. The increase in gross profit as compared to the same prior year period was primarily due to lower coffee commodity costs, supply chain efficiencies realized primarily through the consolidation of the Company's former Torrance coffee production volumes into its Houston and Portland manufacturing facilities, and other supply chain improvements. Gross profit in the fourth quarter of fiscal 2016 also included the beneficial effect of liquidation of LIFO inventory quantities in the amount of $3.1 million, as compared to $1.8 million in the same period of fiscal 2015 as a result of the reduction in inventories at the end of fiscal 2016. The inventory reduction in fiscal 2016 was primarily due to production consolidation and from the sale of processed and unprocessed inventory to Harris Spice Company upon conclusion of the transition services provided by the Company.
Operating expenses in the fourth quarter of fiscal 2016 decreased $1.2 million, or 2.5%, to $49.4 million, or 36.8% of net sales, from $50.6 million, or 38.2% of net sales in the prior year period. The decrease in operating expenses compared to the prior year period was primarily due to a $3.2 million reduction in restructuring and other transition expenses in connection with the Company's corporate relocation plan and a $2.8 million higher gain on sales of assets including spice assets, primarily real estate, partially offset by increases in selling and general and administrative expenses.
In the fourth quarter of fiscal 2016 selling expenses increased $1.4 million and general and administrative expenses increased $3.4 million, as compared to the prior year period. The increase in both selling expenses and general and administrative expenses was primarily due to $2.2 million in accruals for incentive compensation payments to eligible employees in the fourth quarter of fiscal 2016, or a $0.13 negative impact to net income per diluted common share, as compared to a reversal of $0.3 million in accruals for incentive compensation payments to eligible employees, or a positive impact of $0.02 to net loss per common share, in the prior year period. Additionally, the Company experienced higher retiree medical costs in the fourth quarter of fiscal 2016 as compared to the prior year period.
As a result of the foregoing factors, income from operations in the fourth quarter of fiscal 2016 was $3.1 million compared to loss from operations of $1.4 million in the prior year period.
Total other income in the fourth quarter of fiscal 2016 was $0.8 million as compared to total other expense of $0.6 million in the same period of fiscal 2015, primarily due to net gains from derivative instruments and investments of $0.6 million as compared to net losses from derivative instruments and investments of $0.9 million in the prior year period. The net gains and net losses from derivative instruments and investments in both periods, were primarily due to mark-to-market net gains and net losses, respectively, on coffee-related derivative instruments not designated as accounting hedges.
Income tax benefit was $80.3 million in the fourth quarter of fiscal 2016 as compared to income tax expense of $0.2 million in the fourth quarter of the prior year period. In the fourth quarter of fiscal 2016, the Company released valuation allowance previously recorded against deferred tax assets, resulting in a non-cash reduction in income tax expense, or an income tax benefit of $80.3 million.

As a result of the foregoing factors, net income was $84.2 million, or $5.05 per diluted common share in the fourth quarter of fiscal 2016, as compared to a net loss of $2.2 million, or $0.13 per common share, in the prior year period.
Non-GAAP Financial Measures:
Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release. In the fourth quarter of fiscal 2016, we modified the calculation of Non-GAAP net income and Non-GAAP net income per diluted common share to exclude the non-cash income tax benefit from the release of valuation allowance on deferred tax assets. We believe this non-cash income tax benefit is not reflective of our ongoing operating results and that excluding the income tax benefit will help investors with comparability of our results. The historical presentation of the non-GAAP measures was not affected by this modification.
Non-GAAP net income in the fourth quarter of fiscal 2016 was $3.8 million, as compared to $3.7 million in the fourth quarter of fiscal 2015. Non-GAAP net income per diluted common share was $0.23 in the fourth quarter of fiscal 2016, as compared to $0.23 in the fourth quarter of fiscal 2015. Similar to the impact on net income per diluted common share discussed above, in the fourth quarter of fiscal 2016, Non-GAAP net income per diluted common share was negatively impacted by accruals for incentive compensation payments to eligible employees in the amount of $0.13, whereas, the reversal of incentive compensation payments to eligible employees positively impacted Non-GAAP income per diluted common share by $0.02 in the prior year period.
Adjusted EBITDA was $9.8 million in the fourth quarter of fiscal 2016, as compared to $11.1 million in the fourth quarter of fiscal 2015, and Adjusted EBITDA Margin was 7.3% in the fourth quarter of fiscal 2016, as compared to 8.3% in the prior year period.
Treasurer and Chief Financial Officer, Isaac N. Johnston, Jr. said, “We are pleased with the continued improvement in our financial performance achieved in the fourth quarter and for the fiscal year. Coffee pound growth accelerated to over 10% in the quarter, bringing the full year coffee pound growth to over 3%. Further, for the full fiscal year, we achieved a 220 basis point improvement in gross margin, $89.3 million improvement in GAAP net income and a $6.1 million or 53% increase in Non-GAAP net income as our team maintained focus on growing our business while improving supply chain efficiencies. Importantly, the valuation allowance release and tax benefit we recorded in the fourth quarter was based on solid financial improvements with twelve quarters of positive net income and forecasted future earnings; completion of parts of our restructuring plan which significantly reduced costs; and the sale of the Torrance facility that is expected to result in a significant gain to be recorded in the first quarter of fiscal 2017.”
Fiscal 2016 Highlights:

•	Net sales decreased 0.3% to $544.4 million in fiscal 2016, as compared to fiscal 2015;

•	Gross profit increased 5.8% to $208.5 million, in fiscal 2016, as compared to fiscal 2015;

•	Gross margin increased to 38.3% in fiscal 2016 from 36.1% in fiscal 2015;

•	Income from operations increased 149.1% to $8.2 million in fiscal 2016 from $3.3 million in fiscal 2015;

•
Net income in fiscal 2016 was $89.9 million, or $5.41 per diluted common share, primarily due to non-cash income tax benefit of $80.3 million from the release of valuation allowance on deferred tax assets, as compared to $0.7 million, or $0.04 per diluted common share, in fiscal 2015;

•	Non-GAAP net income was $17.6 million in fiscal 2016, as compared to $11.5 million in fiscal 2015, an increase of approximately 53%; and

•	Non-GAAP net income per diluted common share was $1.06 in fiscal 2016, as compared to $0.71 in fiscal 2015.

Update on Corporate Relocation Plan:
Mr. Keown continued, “Our corporate relocation remains on-track. We look forward to realizing the expected benefits of the new facility as we position Farmer Bros. to better serve existing customers and offer potential customers high quality products from our new state-of-the art facility.”
Of the estimated $31 million in aggregate cash costs expected to be incurred in connection with the exit of the Torrance facility, the Company has incurred a total of $25.7 million since the adoption of the corporate relocation plan in fiscal 2015 through fiscal 2016, including $16.2 million in employee retention and separation benefits, $3.1 million in facility-related costs including the relocation of certain distribution center operations, and $6.4 million in other related costs including travel, legal, consulting and other professional services. Additionally, the Company recognized from inception through fiscal 2016 $1.3 million in non-cash depreciation expense associated with the Torrance production facility. The Company may incur certain other non-cash asset impairment and pension costs.
In June 2016, the Company exercised the purchase option to acquire the partially constructed new facility in Northlake, Texas, and expects to close on the purchase option in the first quarter of 2017. Construction of and relocation to the new facility are expected to be completed in the third quarter of fiscal 2017.
China Mist Acquisition:
The Company separately announced today that it has entered into an agreement to acquire substantially all of the assets of China Mist Brands, Inc. for $10.8 million, plus a performance-based payment of $0.5 million, if certain sales levels are achieved in the calendar years of 2017 and 2018. The transaction is expected to close during the second quarter of fiscal 2017.
About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. Our product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.
Headquartered in Ft. Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has over 1,600 employees nationwide. The Company’s portfolio features a wide range of coffees including Farmer Brothers®, Artisan Collection by Farmer Brothers™, Metropolitan™, Superior®, Cain’s™ and McGarvey®.
Investor Conference Call
Michael H. Keown, President and CEO, and Isaac N. Johnston, Jr., Treasurer and CFO, will host an investor conference call today, September 12, 2016, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s results for the fourth quarter and fiscal year ended June 30, 2016 and to provide an update on the Corporate Relocation Plan.  The call will be open to all interested investors through a live audio web broadcast via the Internet at—http://edge.media-server.com/m/p/vx6ie4mo—and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing (844) 423-9890. The passcode/ID is 75106254 within the U.S. and Canada.
The audio-only webcast will be archived for approximately 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately twenty-four hours after the end of the live webcast.
Forward-Looking Statements
Certain statements contained in this press release, including the Company’s plans and expectations regarding the Corporate Relocation Plan, are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, construction, relocation to and operation of our new Texas facility, the timing and success of implementation of the Corporate Relocation Plan, the ability to close and successfully integrate the proposed acquisition of China Mist, the ability of the parties to the proposed acquisition of China Mist to maintain relationships with suppliers, distributors and customers, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (unaudited)

	Year Ended June 30,
	2016	2015	2014
Net sales	$544,382	$545,882	$528,380
Cost of goods sold	335,907	348,846	332,466
Gross profit	208,475	197,036	195,914
Selling expenses	150,198	151,753	155,088
General and administrative expenses	41,970	31,173	35,724
Restructuring and other transition expenses	16,533	10,432	—
Net gains from sale of spice assets	(5,603)	—	—
Net (gains) losses from sales of assets	(2,802)	394	(3,814)
Operating expenses	200,296	193,752	186,998
Income from operations	8,179	3,284	8,916
Other income (expense):
Dividend income	1,115	1,172	1,073
Interest income	496	381	429
Interest expense	(425)	(769)	(1,258)
Other, net	556	(3,014)	3,677
Total other income (expense)	1,742	(2,230)	3,921
Income before taxes	9,921	1,054	12,837
Income tax (benefit) expense	(79,997)	402	705
Net income	$89,918	$652	$12,132
Net income per common share—basic	$5.45	$0.04	$0.76
Net income per common share—diluted	$5.41	$0.04	$0.76
Weighted average common shares outstanding—basic	16,502,523	16,127,610	15,909,631
Weighted average common shares outstanding—diluted	16,627,402	16,267,134	16,014,587

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data) (unaudited)

	June 30, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$21,095	$15,160
Restricted cash	—	1,002
Short-term investments	25,591	23,665
Accounts and notes receivable, net of allowance for doubtful accounts of $714 and $643, respectively	44,364	40,161
Inventories	46,378	50,522
Income tax receivable	247	535
Short-term derivative assets	3,954	—
Prepaid expenses	4,557	4,640
Assets held for sale	7,179	—
Total current assets	153,365	135,685
Property, plant and equipment, net	118,416	90,201
Goodwill and intangible assets, net	6,491	6,691
Other assets	9,933	7,615
Deferred income taxes	80,786	751
Total assets	$368,991	$240,943
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	23,919	27,023
Accrued payroll expenses	24,540	23,005
Short-term borrowings under revolving credit facility	109	78
Short-term obligations under capital leases	1,323	3,249
Short-term derivative liabilities	—	3,977
Deferred income taxes	—	1,390
Other current liabilities	6,946	6,152
Total current liabilities	56,837	64,874
Accrued pension liabilities	68,047	47,871
Accrued postretirement benefits	20,808	23,471
Accrued workers’ compensation liabilities	11,459	10,964
Other long-term liabilities-capital leases	1,036	2,599
Other long-term liabilities	28,210	225
Deferred income taxes	—	928
Total liabilities	$186,397	$150,932
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized and none issued	—	—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,781,561 and 16,658,148 shares issued and outstanding at June 30, 2016 and 2015, respectively	16,782	16,658
Additional paid-in capital	39,096	38,143
Retained earnings	196,782	106,864
Unearned ESOP shares	(6,434)	(11,234)
Accumulated other comprehensive loss	(63,632)	(60,420)
Total stockholders’ equity	$182,594	$90,011
Total liabilities and stockholders’ equity	$368,991	$240,943

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,
	2016	2015
Net sales	$134,162	$132,582
Cost of goods sold	81,734	83,378
Gross profit	52,428	49,204
Selling expenses	37,457	36,051
General and administrative expenses	12,019	8,660
Restructuring and other transition expenses	2,678	5,862
Net gains from sale of spice assets	(162)	—
Net (gains) losses from sales of assets	(2,639)	48
Operating expenses	49,353	50,621
Income (loss) from operations	3,075	(1,417)
Other income (expense):
Dividend income	275	293
Interest income	137	102
Interest expense	(84)	(144)
Other, net	521	(851)
Total other income (expense)	849	(600)
Income (loss) before taxes	3,924	(2,017)
Income tax (benefit) expense	(80,315)	170
Net income (loss)	$84,239	$(2,187)
Net income (loss) per common share—basic	$5.09	$(0.13)
Net income (loss) per common share—diluted	$5.05	$(0.13)
Weighted average common shares outstanding—basic	16,551,040	16,255,980
Weighted average common shares outstanding—diluted	16,664,846	16,255,980

Non-GAAP Financial Measures
In addition to net income (loss) determined in accordance with GAAP, we use the following non-GAAP financial measures in assessing our operating performance:
“Non-GAAP net income” is defined as net income excluding the impact of:

•	restructuring and other transition expenses;

•	net gains and losses from sales of assets; and

•	income tax benefit from the release of valuation allowance on deferred tax assets.
“Non-GAAP net income per diluted common share” is defined as Non-GAAP net income divided by the weighted-average number of common shares outstanding, inclusive of the dilutive effect of common equivalent shares outstanding during the period.
“Adjusted EBITDA” is defined as net income (loss) excluding the impact of:

•	income taxes;

•	interest expense;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	other similar non-cash expenses;

•	restructuring and other transition expenses; and

•	net gains and losses from sales of assets.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to the Corporate Relocation Plan, consisting primarily of employee retention and separation benefits, facility-related costs and other related costs such as travel, legal, consulting and other professional services.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets.
In the fourth quarter of fiscal 2016, we modified the calculation of Non-GAAP net income and Non-GAAP net income per diluted common shares to exclude the non-cash income tax benefit from the release of valuation allowance on deferred tax assets. We believe this non-cash income tax benefit is not reflective of our ongoing operating results and that excluding the income tax benefit will help investors with comparability of our results. The historical presentation of the non-GAAP measures was not affected by this modification.
Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net income to Non-GAAP net income and reported net income per common share—diluted to Non-GAAP net income per diluted common share:

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2016	2015	2014	2016	2015
Net income, as reported	$89,918	$652	$12,132	$84,239	$(2,187)
Restructuring and other transition expenses	16,533	10,432	—	2,678	5,862
Net gains from sale of spice assets	(5,603)	—	—	(162)	—
Net (gains) losses from sales of assets	(2,802)	394	(3,814)	(2,639)	48
Non-cash income tax benefit, including release of valuation allowance on deferred tax assets	(80,439)	—	—	(80,315)	—
Non-GAAP net income	$17,607	$11,478	$8,318	$3,801	$3,723

Net income (loss) per common share—diluted, as reported	$5.41	$0.04	$0.76	$5.05	$(0.13)
Impact of restructuring and other transition expenses	$1.00	$0.64	$—	$0.16	$0.36
Impact of net gains from sale of spice assets	$(0.34)	$—	$—	$(0.01)	$—
Impact of net (gains) losses from sales of assets	$(0.17)	$0.03	$(0.24)	$(0.15)	$—
Impact of release of valuation allowance on deferred tax assets	$(4.84)	$—	$—	$(4.82)	$—
Non-GAAP net income per diluted common share	$1.06	$0.71	$0.52	$0.23	$0.23

Set forth below is a reconciliation of reported net income to Adjusted EBITDA:

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2016	2015	2014	2016	2015
Net income, as reported	$89,918	$652	$12,132	$84,239	$(2,187)
Income tax (benefit) expense	(79,997)	402	705	(80,315)	170
Interest expense	425	769	1,258	84	144
Depreciation and amortization expense	20,774	24,179	27,334	5,053	5,625
ESOP and share-based compensation expense	4,342	5,691	4,692	854	1,397
Restructuring and other transition expenses	16,533	10,432	—	2,678	5,862
Net gains from sale of spice assets	(5,603)	—	—	(162)	—
Net (gains) losses from sales of assets	(2,802)	394	(3,814)	(2,639)	48
Adjusted EBITDA	$43,590	$42,519	$42,307	$9,792	$11,059
Adjusted EBITDA Margin	8.0%	7.8%	8.0%	7.3%	8.3%

Investor Contact:
Isaac N. Johnston, Jr.
(682) 549-6663